UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 8, 2005

Portrait Corporation of America, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-8550	57-1208051
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

815 Matthews-Mint Hill Road, Matthews, North Carolina	28105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(704) 847-8011

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁪ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⁪ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⁪ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⁪ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The Company has entered into a Supply Agreement dated December 2, 2005, which became effective on December 8, 2005, with Fuji Photo Film U.S.A., Inc. (“Fuji”). Pursuant to the Supply Agreement, the Company has agreed to purchase 100% of its North American requirements for photographic paper and chemicals from Fuji during the period beginning January 1, 2006 and ending June 30, 2007. The Company has agreed to purchase a minimum square footage of paper from Fuji during the period, and will be subject to a penalty of 10% of the agreed purchase price on any amount by which this minimum purchase requirement exceeds the number of square feet of paper actually purchased under the Supply Agreement.

The Supply Agreement is terminable for cause by either party in the event the other party experiences certain bankruptcy or insolvency events or in the event the other party materially breaches the Supply Agreement and fails to cure the breach after 30 days written notice. Either party may terminate the Supply Agreement without cause upon 90 days written notice to the other. Unless terminated earlier, the Supply Agreement will continue in effect until June 30, 2007, and further provides that in January 2007 the parties will commence negotiations to extend the Supply Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTRAIT CORPORATION OF AMERICA, INC.

Date: December 14, 2005	By: /s/ R. David Alexander
R. David Alexander
President, Chief Executive Officer, and Chairman of the Board